Exhibit 99.2

  Hillenbrand
HILLENBRAND INDUSTRIES TO CONSIDER SEPARATING
OPERATING COMPANIES
Board Increases Stock Repurchase Authorization
Batesville, IN, October 26, 2006, Hillenbrand Industries, Inc. (NYSE: HB) today announced that its Board of Directors authorized the Company’s senior management to further explore the merits and mechanisms of a potential separation of the Company’s healthcare and funeral services business into two publicly traded companies. If pursued, the goal of such a restructuring would be to create the opportunity for greater shareholder value and business focus. Management’s report will be considered by the Board of Directors over its next several meetings.
Hillenbrand’s Board of Directors and senior leadership recently evaluated a range of strategic alternatives, with input from its financial advisors Citigroup Corporate and Investment Banking and Goldman Sachs Group. These alternatives included the continuation of Hillenbrand’s current operating structure, the sale of one or both of its businesses, returning cash to shareholders through an increase in balance sheet leverage, and the spin-off of or split off of one of its businesses. Having reviewed and fully endorsed the operating strategies presented at today’s Investor Conference, management and the Board concluded that separating Hillenbrand’s current operations into two publicly traded companies merits further, more detailed consideration as a means to position Hillenbrand’s market-leading healthcare and funeral services businesses for sustained growth and value creation.
Rolf A. Classon, chairman of the Board of Directors, stated, “Under the leadership of Peter Soderberg, our new CEO, the management team has been working diligently to develop a motivating and achievable plan for growth for its two operating companies. I am pleased to report that the strategy we unveiled today has the enthusiastic support of the Board. Concurrently, the Board and management have been working with outside advisors to explore the alternatives available to enhance shareholder value and best assure achievement of our strategic vision. We believe the Board should undertake further exploration of the merits and mechanisms of a potential separation of the healthcare and funeral services businesses into two publicly traded companies. “
BOARD INCREASES STOCK REPURCHASE AUTHORIZATION
The company also announced an increase in the amount of stock it is authorized to repurchase up to three million shares—an increase of 1.4 million shares. The stock repurchase authorization is effective immediately. The repurchases will be made from time to time in open market or in negotiated transactions in such amounts as determined in the discretion of the company’s management and will be funded out of working capital. Stock purchased as part of the repurchase program will be held as treasury stock. Previously provided guidance does not include any accretion that may occur under this repurchase program.
Gregory N. Miller, chief financial officer Hillenbrand Industries, commented, “We are prepared to back our enthusiasm for the corporation’s strategic plan. In so doing, we have three important objectives. First, we want to maintain a strong investment grade profile. Second, we want to be sure that unused debt capacity, combined with the cash flow generated from the business, provides ample liquidity for the support of our strategic plan. Finally, given that we satisfy the first two objectives, we will opportunistically repurchase shares under this expanded authorization.”

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by William A. Hillenbrand and in 2005 grew to over $1.27 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs more than 6,200 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under Mr. Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,400 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions, competition from nontraditional sources in the funeral services business, volatility of our investment portfolio, increased raw material costs, labor disruptions, or unforeseen consequences of changes in corporate structure or architecture, and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005 and under the same heading in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The Company assumes no obligation to update or revise any forward-looking statements.
SOURCE:
Hillenbrand Industries, Inc.
CONTACT:
Blair A. (Andy) Rieth, Vice President, Investor Relations, Corporate Communications & Global Brand Development of Hillenbrand Industries, Inc.,
+1-812-931-2199
Web site: http://www.hillenbrand.com

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